EXHIBIT 5.1
                                                                     -----------


                                                                December 9, 2003


Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537


       RE:  BOSTON SCIENTIFIC CORPORATION
            2003 LONG-TERM INCENTIVE PLAN
            401(K) RETIREMENT SAVINGS PLAN

Gentlemen:

       This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission on or about December 9, 2003,(the "Registration Statement"), of 60,000,000 shares (the "Shares") of the Common Stock, par value $.01 per share (the "Common Stock"), of Boston Scientific Corporation, a Delaware corporation (the "Company"), which have been or will issued pursuant to the Company's 2003 Long-Term Incentive Plan and 401(k) Retirement Savings Plan (the "Plans"). The Company's 2003 Long-Term Incentive Plan was approved by the Company's Board of Directors on February 25, 2003 and by the Company's stockholders on May 6, 2003.

       I have acted as counsel to the Company in connection with the foregoing registration of the Shares. I or attorneys in my office have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records, instruments, certificates, memoranda and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me or by attorneys in my office as copies, the authenticity and completeness of all original documents reviewed by me or by attorneys in my office in original or copy form and the legal competence of each individual executing such documents. I have further assumed that all options and shares to be granted pursuant to the Plans will be validly granted in accordance with the terms of the respective Plans and that all Shares to be issued upon exercise of such options or otherwise will be issued in accordance with such options and the respective Plans.

       Based upon the foregoing, I am of the opinion that, upon the issuance and delivery of the Shares in accordance with the terms of such options and the respective Plans, and as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

       This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

       I consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            /s/ Lawrence J. Knopf
                                            -----------------------------------
                                            Lawrence J. Knopf
                                            Vice President, Assistant Secretary
                                            and Assistant General Counsel